Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of the 10th day of May, 2010, by and between Arrow No. 7 Ltd., a United Kingdom corporation (“Company”) and Anthony Selwyn Tabatznik (“Consultant”).
     1. Consultancy. Company hereby retains Consultant, and Consultant hereby accepts such retention, commencing as of the date of this Agreement and, unless terminated earlier, continuing until May 9, 2011.
     2. Services. Consultant shall serve as a consultant to Company and its affiliates in the areas of research, development and licensing of pharmaceutical products, and other relevant areas of Consultant’s expertise (the “Field”). During the term of this Agreement, Consultant shall be available to perform services in the Field as may be requested by Company and agreed to by Consultant.
     3. Compensation. During the term of this Agreement, Company will pay Consultant a fee of £5,000 per month, commencing on May 10, 2010, and within the first five business days of each month thereafter until the expiration or termination of the Agreement. Consultant shall be responsible for payment of any income or other personal taxes due in connection with this Agreement.
     4. Other Engagements. During the term of this Agreement, Consultant shall not engage or participate in, or assist, advise or be connected with (whether as an owner, partner, shareholder, consultant, director, officer or employee), any activity or business which competes with Company or any of its affiliates, including without limitation, any business engaged in the development, manufacture, or sale of pharmaceutical products. Consultant represents that he is not and shall not become a party to any agreement that conflicts with Consultant’s duties hereunder.
     5. Ownership of Work Product. “Work Product” shall mean any ideas, inventions, original works of authorship, developments, improvements, or processes, solely or jointly conceived, developed or reduced to practice by Consultant, which arise out of, relate to or result from the services rendered under this Agreement. Consultant hereby assigns to Company, all of Consultant’s right, title and interest in and to any Work Product (including without limitation all intellectual property rights associated therewith) and acknowledges and agrees that such Work Product is the sole and exclusive property of Company. Consultant further acknowledges that all original works of authorship defined as “Work Product” which are protectable by copyright are “works made for hire” within the meaning of Title 17 of the United States Code. Consultant shall make prompt full written disclosure to Company of any Work Product. Consultant shall, at Company’s request and expense, execute documents and perform such acts as Company may deem necessary, to confirm in Company, all right, title and interest throughout the world, in and to any Work Product, and all patents, copyrights and other applicable statutory protections thereon, and to enable and assist Company in procuring, maintaining, enforcing and defending patents, copyrights and other statutory protections throughout the world on any such Work Product. Consultant agrees to maintain adequate and current written records (in such format as may be specified by Company) of any conception, development or reduction to practice of any Work Product and all such written records will be available to and remain the sole property of Company at all times.
     6. Confidentiality. Consultant agrees that during the term of this Agreement and thereafter, Consultant shall not disclose without the prior written consent of Company, any Company Confidential Information. “Confidential Information” means all confidential information and/or trade secrets relating to the business of Company or its affiliates, including without limitation, information concerning the management, business, operations, technology, products or business plans of Company or its affiliates. Confidential Information shall not include information that Consultant can demonstrate (i) has become part of the public domain except by fault of Consultant, (ii) Consultant already possessed prior to its disclosure to Consultant by Company, or (iii) Consultant learned from a third party source having no duty of confidentiality to Company. Consultant further agrees to keep this Agreement and its terms confidential and not to reveal its contents to anyone.
     7. Survival and Termination. This Agreement may be terminated by either party immediately upon written notice to the other party in the event of a material breach by the other party in the performance of its/his obligations hereunder. Any breach by Consultant of any term of Paragraphs 4, 5, or 6 shall be deemed a material breach hereof. Additionally, either party may terminate this Agreement at any time by providing the other party with 30 days prior written notice of termination. The terms and obligations of Paragraphs 5 and 6 shall survive termination of this Agreement for any reason whatsoever.
     8. Miscellaneous.
     Consultant is an independent contractor and is not an employee or agent of Company. Consultant shall be entitled to no benefits or compensation from Company except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the parties hereto; provided that, Consultant may not assign any rights or obligations hereunder without Company’s prior written consent (which may be withheld in Company’s sole discretion). If any provision of this Agreement is deemed invalid, all other provisions shall remain in full force and effect. This Agreement contains the entire agreement of the parties concerning its subject matter and supersedes all prior discussions, negotiations, promises, and agreements. This Agreement may be amended or modified, and any term hereof may be waived, only in a subsequent written document signed by the parties. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by mail and properly addressed, postage paid, to the last known address of the other party hereto. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement is entered into and executed in London, England and shall be governed by the laws of such jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONSULTANT	Arrow No. 7 Ltd.

/s/ Anthony Selwyn Tabatznik	By:	/s/ David A. Buchen

Address:	Its:	Director

7 Cavendish Square,	David A. Buchen

[Printed Name]
London W1G 0PE, United Kingdom

3